EXHIBIT 11.2

Nortel Inversora S.A.

INTRODUCTION TO

THE COMPANY’S BUSINESS CODE OF CONDUCT AND ETHICS

BASIC PRINCIPLES

The members of Nortel Inversora S.A. shall:

•	be bound to comply with and instruct others to comply with the rules and regulations in force and the ethical principles generally accepted in business: transparency, honesty and fairness, as active and responsible members of their communities;

•	reject and condemn any illegal or improper conduct (with respect to the community, public authorities, customers, employees, investors and competitors) to achieve their business goals, which are exclusively reached through excellence as regards the quality and convenience of their products and services, based on experience, customer service and innovations;

•	adopt any procedure to prevent the violation, by employees and collaborators, of the principles of lawfulness, transparency, honesty and fairness, and adopt the necessary measures to guarantee that these principles are applied and complied with;

•	guarantee the market, the investors and the public in general – preserving the competitive strengths of their businesses- the full transparency of their actions by keeping the market and investors informed, based on accuracy, clarity and equal access to information; they are well aware of the importance of providing accurate information about their activities to the market, the investors and the community in general.

•	make their best efforts to promote fair competition for their own benefit and the benefit of other companies in the market, their customers and interested third parties in general;

•	establish relationships with local, national or international public authorities based on full and active cooperation and transparency, in line with their respective roles and the economic objectives and the values on which this Code is grounded;

•	seek excellence and market competitiveness and provide their customers with high quality services to meet their needs effectively, with the aim of offering an immediate, qualified and competent answer to the customers’ requirements in a proper, polite and diligent way;

•	be aware of the strategic importance their services have for the benefit and growth of the communities where they conduct business, and provide said communities with efficient and technologically advanced services based on research and innovation, which are priorities for their growth and success;

•	make decisions taking into account the social importance of telecommunication services and be committed to meet the needs of the whole community, including its weakest members, consistently with the status of business companies and the consequent need of an economically effective management;

•	approve of, and therefore support social, cultural and educational initiatives aimed at the development of the individual and the improvement of the quality of life;

•	care about and value human resources, acknowledging their essential role, and considering the main factor of success for every business to be the professional contribution made by those who work for it in a mutual relationship of fairness and confidence;

•	use the resources in a responsible way, with the purpose of attaining a sustainable growth, protecting the environment and the rights of future generations.

In order to implement and put into effect the foregoing basic principles the following Business Code of Conduct and Ethics is approved:

Code of Business Conduct and Ethics

PURPOSE

To set forth the guidelines that the employees of Nortel Inversora S.A. (the “Company”) shall follow in the performance of their duties, so as to guarantee that the highest ethical rules shall govern the internal relationships in the Company, the relationships with other companies of the Group, the business relationships and the relationships with the community in general.

The present Code is open to the public in general. The printed version of this Code shall be available at the company’s offices to those shareholders that may wish to consult it.

SCOPE

The present Code is applicable to all the members of the Company (Directors, Officers and Employees).

Each term is defined below:

• “Directors”:	Members of the Board of Directors and Auditors,

• “Officers”:	Hierarchical employees of the organizational structure,

• “Employees”:	Regular employees,

• “Group”:	Telecom Group formed by the Company, Telecom Argentina Stet France Telecom S.A. and its subsidiaries.

COVERAGE

The Company.

INDEX

1.	Personal conduct

1.1	Duties of each member of the Company

1.2	Shared duties

1.3	Non admitted conduct

1.4	Conflict of interests

1.5	Corporate opportunities

1.6	Opinion

2.	Business relationships

2.1	Complying with laws, rules and regulations.

3.	Equal opportunity, non-discrimination

4.	Quality, use and protection of Company information

4.1	Quality of public information

4.2	Accuracy in the Company’s financial records.

4.3	Negotiation based on proprietary information.

4.4	Protection of proprietary information.

4.5	Contents of correspondence and record keeping.

5.	Protection and adequate use of the Company’s assets

6.	Gifts

6.1	General principle

6.2	Corporate gifts and invitations to individuals

6.3	Gifts and Invitations to Government Officials and Employees

6.4	Accepting Gifts and Invitations

7.	Political activities and contributions

8.	Compliance with this Code

9.	Reporting any illegal or unethical conduct

10.	Waivers and amendments

DEVELOPMENT

1.	PERSONAL CONDUCT

1.1	Duties of each member of the Company

The Directors, Officers and Employees of the Company shall:

•	promote honesty and responsibility, acting under the terms and pursuant to the spirit of this Code;

•	achieve a high level of ethical conduct, which shall be reflected in all the activities of the Company;

•	acquire a reputation of integrity, professionalism and rectitude;

•	restrain from indirectly acting in any way that is expressly forbidden;

•	act in good faith, pursuant to the internal rules and regulations, and the law;

•	restrain from acting arbitrarily, violently, discriminatorily, offensively or in such a way that may be considered harassment.

1.2	Shared duties

Even well-intentioned actions may have negative consequences for the Company and/or its Directors, Officers or Employees, when such actions violate the law or the present Code. Said consequences may result in corrective actions and/ or disciplinary sanctions, including the dismissal or removal from the respective office.

The present Code shall be well known by all the members of the Company. It shall be made known to any Director, Officer or Employee upon his/her admission into the Company.

1.3	Non admitted conduct

The Company shall not allow any Director, Officer or Employee to:

•	perform duties foreign to the Company’s affairs during working hours, in or outside the Company’s premises (this provision does not apply to Directors who shall perform duties for the Company as self-employed or independent);

•	use the assets, facilities, material or any other resources belonging to the Company for their own benefit;

•	make telephone calls for their own business affairs, whether domestic, long distance or international;

•	act violently;

•	consume or be under the effect of alcohol or illegal substances during the performance of their duties;

•	discriminate or engage in sexual or any other harassment whatsoever, against a workmate or any other person;

•	make insinuations, comments or act in any way that may result in an intimidating or offensive atmosphere;

•	forge or amend any information, authorized signatures, records, vouchers or documents;

•	carry out transactions (i.e.: collections, payments, etc.) or processes (i.e.: purchases, sales), without being duly authorized, or incur in fraud against the Company.

1.4	Conflict of interests

The Directors, Officers and Employees of the Company shall act in an honest and ethical way, and in the benefit of the interests of the Company, preventing any situation that may entail an actual or potential conflict between their interests and those of the Company.

A “conflict of interests” appears when the personal interests of a Director, Officer or Employee are in any way opposed to or interfere with the Company’s interests, or when a Director, Officer or Employee (or any member of their family) receive inappropriate personal benefits by reason of the office they hold in the Company.

The main risk of a conflict of interests is that the decision-making process is affected or that the efficient and objective performance of the duties is interfered.

Upon the coming into effect of this Code, Close Relatives of those who are holding offices as Directors and General Managers shall not be hired by or in any way be part of the Company.

The term “Close Relatives” includes family and in-laws in first and second degree and unmarried cohabitants.

Although it is not possible to describe each situation that may give rise to a conflict of interests, some examples of situations that may constitute instances of conflict of interest that should be avoided by Directors, Officers and Employees of the Company while holding office are described hereunder:

To perform duties with close relatives in the following situations:

•	when they hold the same office or work in the same area,

•	when there is direct, indirect or functional supervising or leadership.

•	when the internal control is affected.

•	when favorable influence may be exerted in relation to close relatives.

•	To accept gifts of certain value, personal discounts (if said discounts are not offered to the general public or to all the personnel in the Group), or to receive any other benefits from a competitor or a supplier due to the office they hold.

•	If a Director, Officer or Employee of the Company has significant financial interests in a company in any way related to the Company, said Director, Officer or Employee shall not make decisions from the office he/she holds in the Company with the purpose of protecting or improving his investment.

•	To receive loans or a security interest for an obligation, granted by reason of the office they hold as Directors, Officers or Employees of the Company (not including those loans granted taking into account the office held in Nortel Inversora S.A. for the exclusive purpose of knowing the solvency of the beneficiary).

•	To exert a determining influence so that the Company hires a supplier or an independent contractor, when said company:

•	Is owned by a close relative;

•	Is managed by a close relative;

•	A close relative is holding an office (hierarchical or with decision making powers).

•	To be a supplier, agent or representative of the Company, except in the case of those members of the Board or Auditors who are members of independent professional associations, and who act as independent consultants for the Company.

•	To perform hierarchical or managerial duties in a company which is a supplier, agent or representative of the Company, except in the case of the members of the Board or Auditors who are members of independent professional associations, and who act as independent consultants for the Company. The members of the Board and the Auditors shall inform the Board of the Company that they are members of the Boards or Supervisory Committees of said companies; they shall perform similar duties as external consultants of said companies.

Any Director, Officer or Employee that becomes involved in an actual or apparent conflicts of interest, shall handle such conflict of interests ethically and according to the present Code.

In order to avoid conflicts of interests, Officers and Employees shall inform the Audit Committee of any significant transaction or relationship from which a potential conflict of interests could reasonably be expected to arise. The Audit Committee – with legal advice, if necessary –shall adopt the necessary measures to avoid or solve the conflict of interests.

Conflicts of interests involving Directors or the Audit Committee must be notified to the Chairman of the Board of Directors.

1.5	Corporate Opportunities

Directors, Officers and Employees of the Company are forbidden to use the goods, information and business opportunities that may arise from the position, office or functions they perform in the Company for their personal benefit.

1.6	Opinions

Nortel Inversora S.A shall guarantee their Directors, Officers and Employees the constitutional right to freely express their individual opinions. However, the opinion regarding public issues shall always be given on a personal basis.

Any opinion involving the Company must be duly authorized by the General Manager or the Board of Directors.

2.	BUSINESS RELATIONSHIPS

2.1	Complying with Laws, Rules and Regulations

Nortel Inversora S.A is committed to developing its activities with honesty and integrity, and complying will all applicable laws, rules and regulations. Therefore, no director, officer or employee shall, in any case, act illegally or unethically, or instruct others to do so.

3.	EQUAL OPPORTUNITY, NON- DISCRIMINATION

Every and each Director, Officer or Employee shall, at all times, treat the people working with or for the Company, investors, suppliers, authorities and government officials, and the public in general in a fair way and according to the ethics that rule business.

No one shall unfairly take advantage of any person through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair practice.

The Company adheres to the ethical principles of non- discrimination, respect for minorities and freedom of conscience, and is committed to ensure that people are treated and treat one another fairly, respectfully and with dignity. Therefore, any conduct that implyies discrimination, harassment or unfair treatment shall not be tolerated.

According to the principles it supports, the policies adopted by the Company to recruit, promote and retain employees prohibit any kind of discrimination that is forbidden by law, including but not limited to, race, color, sex, sexual orientation, religion, age, civil status, nationality, disability or social status.

4.	QUALITY, USE AND PROTECTION OF COMPANY INFORMATION

4.1	Quality of Public Information

The Company is responsible for establishing an effective communication with all its shareholders, so that they may have a true, complete, accurate, and easy to understand information regarding every and all the material aspects of the financial situation of the Company, the results of business and all the relevant facts that affect or may affect the Company. The reports and documentation to be submitted before the Comisión Nacional de Valores (Argentine Securities and Exchange Commission – CNV), the United States Securities and Exchange Commission (SEC), the Buenos Aires Stock Exchange (BCBA), the New York Stock Exchange (NYSE) and other public communications to any other regulatory authorities and markets, shall always include true, complete, accurate, and easy to understand information.

4.2	Accuracy in the Company’s Financial Records

The company is committed to adopting the best accounting, financial controls, internal information and taxation practices. Every and all the books, accounting records and accounts of the Company shall accurately reflect operations and events, and comply with both the required accounting standards and the Company’s internal control system. Records shall not be changed in any manner so as to conceal, disguise or alter the Company’s true financial situation.

Any violation of this principle must be immediately reported to the Audit Committee.

4.3	Negotiations based on Proprietary Information

It is against the law to use proprietary information (i.e., non-public information) related to the Company and/or the Group: its operations, financial situation, results or relevant events, for the purchase or sale or any kind of transaction with shares, negotiable obligations, or any other negotiable security issued by the Company, its parent or subsidiary companies. It is also illegal to provide such information to third parties, or give advice or “tips” to any other person for said purposes. Any non-public information shall be treated as corporate proprietary information and shall never be used to personally benefit from it or to benefit third parties.

In case of doubt regarding the opportunity and the conditions acceptable to purchase, sell or trade negotiable securities issued by the Company, its Companies, or its parent or subsidiary companies shall arise, the Officers or Employees working for the Company shall contact the Board of Directors and restrain from performing the transaction until their inquiry is responded. Directors shall contact the Audit Committee.

4.4	Protection of Proprietary Information

The proprietary information of the Company and the Group related to its activity is a valuable asset for the Company. To protect this information is vital for the growth and competitiveness of the Company, and all proprietary information is strictly confidential unless the Company authorizes its disclosure or such disclosure is required by law.

The Company’s proprietary information includes all non-public information that may be useful to competitors or which disclosure may derive in a detriment to the Company or its shareholders. Confidential information on business plans, goals, business and technological strategies, strategies on research and new products, records, databases, salary and benefit information, medical information of employees, suppliers, and any financial and pricing information, information that has not been made public, information related to the shareholders and the companies of the Group shall be protected.

As the unauthorized use and/or distribution of proprietary information constitutes a violation to this Code and may entail adverse consequences for the Company as well as for and any person involved, the Company shall carry out any applicable disciplinary and/or legal action.

Property rights and proprietary information of other companies are respected by the Company. Moreover, the Company requires that its Directors, Officers and Employees respect said rights.

4.5	Contents of Correspondence and Record Keeping

Every and all the records and communications of the Company must be clear, true, complete and accurate. The Directors, Officers and Employees of the Company must keep a correct and concise style, avoiding exaggerations, speculations, hasty conclusions and offensive or unfounded remarks about people or institutions. This applies to internal and external communications and correspondence of any nature, including memos, informal letters or electronic mails.

Records may only be destroyed when there is certainty that the Company or the regulatory authorities shall not need or require them in the future.

As regards the correct use of the Internet and electronic mail, the corporate guidelines in force must be followed (set forth in specific regulations), and greeting chains, access to and distribution of obscene or offensive material, or any use that may violate this Code, are prohibited.

5.	PROTECTION AND ADEQUATE USE OF THE COMPANY’S ASSETS

The Company’s assets shall only be used to carry out the Company’s activities, and in accordance with its internal regulations.

It is the responsibility of each Director, Officer or Employee of the Company to protect the Company’s assets (materials, equipment, vehicles, supplies, financial resources, non-public information, information systems resources including hardware, software and related information, etc.) from any loss, theft, burglary or any other unjustified use, as these actions directly and adversely reflect on the Company’s activities. Any suspicion of loss, theft, burglary or unjustified use of assets shall be immediately reported as set forth in the Company’s internal regulations.

6.	GIFTS

6.1	General principle

No payment shall be made or valuable object be given in any form or circumstance, directly or indirectly, to any person, with the purpose of obtaining or retaining a business or securing any other measure or decision deemed favorable. Any Director, Officer or Employee who violates this provision shall face disciplinary measures and may also be subject to civil or criminal liability.

6.2	Corporate gifts and invitations to individuals

Occasional corporate gifts and invitations to non-government employees out of courtesy within the framework of business relationships, as well as discounts and the provision of free services for business promotional purposes, are acceptable initially. However, these gifts, invitations and business promotions shall be occasional and moderate. No gifts, discounts or invitations of any other kind are permitted.

6.3	Gifts and Invitations to Government Officials and Employees

It is illegal under Argentine Law as well as under the Foreign Corrupt Practices Law of the United States of America, to directly or indirectly make payments and/or give any valuable objects as a present to government officials or employees with the purpose of obtaining or retaining business or securing any other measure or decision that may be deemed favorable.

Therefore, any payment, gift or business invitation of any kind and in any manner, to any government official or employee for the purpose indicated above is forbidden.

Gifts of moderate value or business invitations to government officials or employees may only be given or made out of courtesy, upon approval of the General Manager or the Board of Directors.

6.4	Accepting Gifts and Invitations

Any gift received by any person on account of the position he/she holds in the Company shall be declined and returned when its acceptance may influence on the decision-making or may prevent him/her from fulfilling his/her job efficiently, objectively or ethically.

Directors, Officers and Employees may accept:

A travel offer, when it is necessary to attend to training courses, events or executive meetings with clients (previously authorized by a manager, if applicable).

Promotional deductions and discounts, if these are non-exclusive advantages.

Gifts of moderate value (e.g.: calendars, pens or diaries), that are customarily offered to others having a similar business relationship.

Gifts of any other nature shall not be accepted. In the event a Director, Officer or Employee receives a gift that is not allowed by the present Code (for instance: money, valuable presents, trips, etc.) said Director, Officer or Employee must notify the Board of Directors. The Board shall then decide upon said gift’s destination, and shall, if applicable, return it or use it for charity purposes.

7.	POLITICAL ACTIVITIES AND CONTRIBUTIONS

The Company shall not make any contribution whatsoever to political parties or groups.

The Company does not discourage or prevent its personnel from individually making contributions to political parties or groups, or from engaging in political activities on their own, although they shall not develop said activities during their working hours, or at their workplace, or at the Company’s premises.

The Company shall not directly or indirectly reimburse any Director, Officer or Employee, the contributions to any political party or group that said Director, Officer or Employee could have made on a personal basis.

The Employees, in their capacity as citizens, may become involved in public activities and hold civic offices provided that no conflict of interests arises between their position with the Company and their public office.

8.	COMPLIANCE WITH THIS CODE

The Company understands the present Code shall be fairly applied to all Directors, Officers and Employees (whether on pay-roll or part-time) who are bound by said Code.

Violations to this Code are labor breaches that may result in corrective or disciplinary actions according to the kind of fault, including dismissal or removal from office. In the case of breaches involving illegal conduct, the Board of Directors may resolve to report said breaches to the relevant authorities.

Violations to this Code shall be notified pursuant to paragraph 9 of this Code (“Reporting any Illegal or Unethical Conduct”).

The Company wishes to encourage those who we conduct business with to apply the principles outlined in this Code. Consequently, it is expressly prohibited to hire a third party to perform any act deemed illegal by law or by this Code, or to conduct business with whoever clearly and willfully breaches the law or this Code.

9.	REPORTING ANY ILLEGAL OR UNETHICAL CONDUCT

The Company encourages and expects all Directors, Officers and Employees to immediately report any actual or potential violation of any rule and/or regulation and/or provision in force, or any violation to this Code, and is committed to seriously carry out an investigation of any report made in good faith regarding said violations.

The Company shall not tolerate any kind of reprisals on account of reports or complaints filed in good faith as regards misconduct. The openness in communicating doubts and concerns without the fear of adverse reactions or reprisals is considered vital for the successful performance of this Code. All Directors, Officers and Employees are required to cooperate in any internal investigations carried out for misconduct or Violations to this Code.

The Board of Directors shall primarily have authority and be deemed responsible for the compliance with this Code.

Any actual or potential action against of any rule and/or regulation and/or provision in force, or any violation to this Code, as well as any objection against accounting or auditing matters may be anonymously reported in a sealed envelope deposited in a mail-box at the Company’s offices. This procedure shall guarantee confidentiality towards the information enclosed in the report. Besides, objections may also be presented in person or in writing, and they may be addressed to any of the members of the Audit Committee.

The Audit Committee shall deal with any and all the reports and objections against accounting, auditing or internal control matters, and shall be granted special powers to carry out any investigation and adopt any resolution deemed necessary as regards said reports and objections.

The Company’s Supervisory Committee shall deal with those reports against the Audit. Committee in general or any of its members in particular. The Supervisory Committee shall consider the situation and, if such is the case, shall present said situation to the Board for its resolution.

10.	WAIVERS AND AMENDMENTS

Any waiver to the provisions of this Code may only be granted through a well-founded resolution, as applicable, by the Audit Committee or the Board of Directors. Waivers must be informed to the Comisión Nacional de Valores and the United States Securities and Exchange Commission (with copy to the markets where Company shares are listed), when such information is relevant pursuant to the applicable rules and regulations.

Any changes to this Code shall be approved by the Board of Directors and shall also be informed to the Comisión Nacional de Valores (CNV), the United States Securities and Exchange Commission (SEC), the Buenos Aires Stock Exchange (BCBA), the New York Stock Exchange (NYSE) and any other relevant authorities, stock exchanges and markets.